UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: January 25, 2008
(Date of earliest event reported)
LIFECORE BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)
Commission File Number: 0-4136

Minnesota	41-0948334
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
3515 Lyman Boulevard, Chaska, Minnesota 55318
(Address of principal executive offices, including zip code)
(952) 368-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On January 25, 2008, Lifecore Biomedical, Inc. (“Lifecore”), renewed its manufacturing agreement (the “Agreement”) with Alcon Pharmaceuticals, Ltd., a subsidiary of Alcon, Inc. (“Alcon”), the world’s leading eye care company. Pursuant to the Agreement, Lifecore supplies hyaluronan to Alcon for use in Viscoat® ophthalmic viscoelastic solution, which doctors use in eye surgery such as cataract extraction and intraocular lens implantation.
     Under the Agreement, Alcon purchases hyaluronan from Lifecore pursuant to individual purchase orders. Alcon is required to purchase a minimum amount of hyaluronan during each 12-month period of the Agreement. If such minimum amounts are not purchased, Alcon is required either to pay Lifecore the difference between the minimum volume and the volumes actually purchased or to purchase the shortfall amount. The Agreement requires Alcon to purchase a minimum of approximately $3.7 million of hyaluronan each year.
     The Agreement requires that the hyaluronan supplied to Alcon be manufactured in conformity with specific standards, and Lifecore provides Alcon warranties relating to the hyaluronan sold to Alcon. The Agreement contains standard indemnification provisions as well.
     Unless terminated earlier in accordance with the particular terms of the Agreement, the Agreement will terminate on December 31, 2013. Earlier termination is permitted under the Agreement if either party becomes insolvent or if either party breaches the Agreement and the non-breaching party provides notice of termination and the opportunity to cure. Neither party may assign the Agreement to an unaffiliated entity without the prior written consent of the other party.
     Lifecore expects to file a copy of the Agreement with its Form 10-Q for the quarterly period ending December 31, 2007. A copy of the press release announcing Lifecore’s entry into the Agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)  Exhibits.
     The following exhibit is being filed with this Form 8-K:

99.1	Press release issued by Lifecore Biomedical, Inc. on January 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECORE BIOMEDICAL, INC.

By:	/s/ Dennis J. Allingham
Dennis J. Allingham
President and Chief Executive Officer
Date: January 31, 2008

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release issued by Lifecore Biomedical, Inc. on January 31, 2008.